                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. ________)*

                   Healthdyne Information Enterprises, Inc.
--------------------------------------------------------------------------------
                              (NAME OF ISSUER)

                                Common Stock
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                       (TITLE OF CLASS OF SECURITIES)

                                 422204 10 7
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                               (CUSIP NUMBER)


Check the following box if a fee is being paid with this statement [xx]. (A fee is not required only if the filing person: (1) has a previous statement on the file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                              Page 1 of 5 pages

CUSIP NO. 422204 10 7                  13G             PAGE   2   OF   5   PAGES
          -----------                                       -----    -----
      --------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Parker H. Petit
        SS ####-##-####
      --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                      (a)  [ ]
                                                                      (b)  [ ]
      --------------------------------------------------------------------------
  3   SEC USE ONLY

      --------------------------------------------------------------------------

  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
      --------------------------------------------------------------------------
                               5   SOLE VOTING POWER
          NUMBER OF
            SHARES                 1,534,344
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            6   SHARED VOTING POWER
             EACH
          REPORTING                    3,750
            PERSON             -------------------------------------------------
             WITH              7   SOLE DISPOSITIVE POWER

                                   1,534,344
                               -------------------------------------------------
                               8   SHARED DISPOSITIVE POWER

                                       3,750
      --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,538,094
      --------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


      --------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.3%
      --------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON *

      IN
      --------------------------------------------------------------------------
                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 2 of 5 pages
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Item 1 (a) Name of Issuer

     The name of the issuer of the securities to which this statement relates is Healthdyne Information Enterprises, Inc.

Item 1 (b) Address of Issuer's Principal Executive Offices

     1850 Parkway Place
     Marietta, Georgia 30067

Item 2 (a) Name of Person Filing

     Parker H. Petit

Item 2 (b) Address of Principal Business Address

     1850 Parkway Place
     Marietta, Georgia 30067

Item 2 (c) Citizenship

     United States

Item 2 (d) Title of Class of Securities

     Common Stock, par value $0.01 per share

Item 2 (e) CUSIP No.

     422204 10 7

Item 3  Not applicable





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


Item 4  Ownership

        (a) As of December 31, 1995, the undersigned owned beneficially 1,538,094 shares of Common Stock of Healthdyne Information Enterprises, Inc.

        (b) As of December 31, 1995, the undersigned owned beneficially 9.3% of the outstanding shares of Common Stock of Healthdyne Information Enterprises, Inc.

        (c) The following table sets forth as of December 31, 1995, information regarding the shares owned beneficially by the undersigned:

                                                                       Number of
                                                                         Shares
                                                                       ---------
         (i)   Sole power to vote or to direct
               the vote . . . . . . . . . . . . . . . . . . . . . .   1,534,344

         (ii)  Shares power to vote or to
               direct the vote. . . . . . . . . . . . . . . . . . .       3,750

         (iii) Sole power to dispose or to
               direct the disposition of. . . . . . . . . . . . . .   1,534,344

         (iv)  Shared power to dispose or to
               direct the disposition of. . . . . . . . . . . . . .       3,750

Item 5   Ownership of 5 Percent or Less of a Class.

         Not applicable.

Item 6   Ownership of More Than 5 Percent on Behalf of Another Person.

         Not applicable.


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Item 7   Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported by the Parent Holding Company.

         Not applicable.

Item 8   Identification and Classification of members of the Group.

         Not applicable.

Item 9   Notice of Dissolution of Group.

         Not applicable.

Item 10  Certification

         Not applicable.



                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                         /s/ Parker H. Petit
                                         ----------------------------
                                             Parker H. Petit


Dated:  February 12, 1996





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